Exhibit 99.1

FOR IMMEDIATE RELEASE

January 29, 2009

CenterState Banks of Florida, Inc. Announces

Fourth Quarter 2008 Operating Results

DAVENPORT, FL. – January 29, 2009 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the fourth quarter 2008 of $81,000 compared to $1,759,000 earned in the fourth quarter of last year. Due to the preferred stock the Company issued on November 21, 2008 pursuant to the U.S. Treasury’s TARP program, the Company’s per share result for the current quarter was a loss of $0.01 per share compared to earnings of $0.14 per share in the fourth quarter of last year. The decrease was primarily due to our provision for loan losses ($2,637,000 versus $1,605,000), a one time $1,000,000 gain on the sale of bank shell which occurred in the fourth quarter of last year, and a decrease of $540,000 in our net interest income between the two quarters.

The increase in our loan loss provision was a reflection of the continued deterioration of the real estate market in Florida specifically and the overall economy in general. Although average interest earning assets between 4Q08 and 4Q07 increased slightly, it was not enough to compensate for the 39bps decrease in our net interest margin (“NIM”) between these two quarters, resulting in a decrease of $540,000 in our net interest income. The compression in the Company’s NIM was primarily due to the rapid and significant decrease in market interest rates during the current quarter. The Company’s asset/liability portfolio is slightly asset sensitive, and as such as market interest rates decrease it causes compression in the NIM. In addition to decreasing market interest rates, the Company’s non accrual loans have increased. As loans are placed on non accrual status, previously accrued interest income is reversed and no future interest is accrued until the loan becomes current, which is a contracting effect on the NIM.

Another factor which is beginning to have an effect on our NIM this quarter is our new business unit discussed below (“correspondent banking division”). As the Company begins to acquire correspondent bank deposits, it is expected that investments will become a higher percentage of interest earning assets and loans (higher yielding than investments) will become a smaller percentage. Although this shift in mix will also be a contracting effect on the Company’s NIM, the increased volume is expected to have a net increase effect on net interest income.

On an annual basis, the Company reported 2008 net income of $3,421,000 ($0.26 per share) compared to 2007 net income of $7,799,000 ($0.63 per share). Similar to the quarterly results discussed above, the primary reasons for the decrease in earnings was due to our provision for loan losses ($6,520,000 versus $2,792,000), and a decrease of $2,063,000 in our net interest income, which was the result of a 31bps decrease in our NIM, year to year.

All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited)

Amounts in thousands of dollars (except per share data)

For the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Net interest income	$10,065	$10,376	$10,030	$9,814	$10,605
Provision for loan losses	(2,637)	(1,764)	(1,515)	(604)	(1,605)

Net interest income after loan loss provision	7,428	8,612	8,515	9,210	9,000
Non interest income	3,772	2,007	1,744	1,801	1,863
Sale of bank branch office real estate	—	—	1,483	—	—
Sale of bank shell	—	—	—	—	1,000
Non interest expense	(11,356)	(9,613)	(9,560)	(9,407)	(9,250)

(Loss) income before income tax	(156)	1,006	2,182	1,604	2,613
Income tax benefit (expense)	237	(245)	(714)	(493)	(854)

NET INCOME	$81	$761	$1,468	$1,111	$1,759

(Loss) earnings per share (basic)	$(0.01)	$0.06	$0.12	$0.09	$0.14
(Loss) earnings per share (diluted)	$(0.01)	$0.06	$0.12	$0.09	$0.14
Average common shares outstanding (basic)	12,464,933	12,454,407	12,447,484	12,442,517	12,435,451
Average common shares outstanding (diluted)	12,617,383	12,590,330	12,572,067	12,581,714	12,561,155
Common shares outstanding at period end	12,474,315	12,454,407	12,454,407	12,444,407	12,436,407

Selected financial ratios (unaudited)

As of or for the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Return on average assets (annualized)	0.03%	0.25%	0.48%	0.36%	0.58%
Return on average equity (annualized)	0.19%	2.03%	3.93%	2.97%	4.73%
Net interest margin (tax equivalent basis)	3.54%	3.88%	3.75%	3.61%	3.93%
Loan / deposit ratio	89.8%	91.3%	88.0%	82.9%	86.5%
Stockholders’ equity (to total assets)	13.4%	12.1%	12.2%	12.0%	12.2%
Tier 1 capital (to average assets)	12.6%	11.1%	10.9%	10.7%	10.8%
Efficiency ratio	82%	78%	81%	81%	74%
Common equity per common share	$12.22	$11.96	$11.94	$12.05	$11.92
Common tangible equity per common share	$9.64	$9.37	$9.33	$9.43	$9.28

Participation in the Treasury Capital Purchase Program

On November 21, 2008, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, the Company issued and sold to the U.S. Department of the Treasury (the “Treasury”), (a) 27,875 shares (the “Preferred Shares”) of the Company’s Fix Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and (b) a ten-year warrant (the “Warrant”) to purchase up to 250,825 shares of the Company’s voting common stock, par value $0.01 per share (“Common Stock”), at an exercise price of $16.67 per share.

For a detailed description of this program, what the Company agreed to do and what it received, refer to the Company’s Form 8-K filed on November 24, 2008, as well as its Form S-3 filed on December 17, 2008 and its 424B2 Prospectus filed on January 2, 2009. In summary, the Company issued 5% Cumulative Perpetual Preferred Stock along with a Warrant to purchase up to 250,825 shares of its common stock at an exercise price of $16.67 to the U.S. Department of Treasury, in exchange for $27,875,000 cash, which was received on November 21, 2008. The 5% dividends are paid quarterly and after five years the rate moves to 9% and remains at that level into perpetuity. After the initial three years, the Company is permitted to repay it at any time. In addition, it can be repaid during the initial three years under certain conditions. If the Company raises qualifying equity capital equal to $27,875,000 or more prior to December 31, 2009, half of the Warrant (125,412 shares) will be cancelled. The Company is restricted from increasing its cash dividend on common shares from its current level of $0.04 per quarter during the initial three years, there are certain restrictions with regard to the Company’s ability to repurchase its own common shares and lastly, there are certain restrictions which subjects the Company to certain executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (“EESA”).

This program encourages the expansion of the flow of credit to U.S. consumers and businesses on competitive terms to promote the sustained growth and vitality of the U.S. economy and the modification of residential mortgage terms as appropriate to strengthen the health of the U.S. real estate market. As such, it is the Company’s long term strategy to use this capital to support organic growth and/or acquired growth of commercial and consumer loans and deposits. In the interim, the Company is in the process of implementing a modest leverage strategy sufficient enough to neutralize the effect of the preferred dividends on net income available to common shareholders.

Correspondent banking division

The Company, through its lead bank in Winter Haven, Florida, has initiated a correspondent banking and bond sales division. The Company hired substantially all the employees of the Royal Bank of Canada’s (“RBC”) bond sales division, who were previously employees of Alabama National Bank (“ALAB”) prior to RBC’s acquisition of ALAB. The division operates out of a newly leased facility in Birmingham, Alabama. The business lines are primarily divided into three inter-related revenue generating activities. The first, and largest, revenue generator is commissions earned on fixed income security sales. The second category includes: (1) correspondent bank deposits (i.e. federal funds purchased); (2) correspondent bank checking accounts; and (3) loans to correspondent banks. The third, and smallest revenue generating category, includes fees from safe-keeping activities, bond accounting for correspondents, and asset/liability consulting related activities. The customer base includes small to medium size financial institutions primarily located in Florida, Georgia and Alabama, but will also include several other southeastern States. During the fourth quarter of 2008, the Company reported gross commission revenue on bond sales of $1,412,000. At December 31, 2008, we had $88,976,000 in deposits of correspondent banks (federal funds purchased) included in other borrowed funds in our condensed consolidated balance sheet.

Branching activity

As previously reported, on April 1, 2008, the Company sold one of its branch office buildings and simultaneously entered into an agreement to lease back the real estate for a period of one year with an option to renew the lease for an additional year. The Company will not renew the lease and will close the office on March 31, 2009. The deposit and loan accounts will be transferred to the nearest existing office. The branch currently has deposits of approximately $12 million.

The Company will also close two additional small branches effective April 15, 2009. One branch operates from a leased facility in Hernando County since it opened in August 2007. Currently it has less than $3 million in deposits. The other branch opened in October 1998 in Sumter County and currently has approximately $10 million in total deposits. The Company owns the real estate for this office, which it expects to offer for sale. The deposit and loan accounts will be transferred to other existing branches.

After these three branches are closed, the Company’s branch network will decrease from 37 to 34. The estimated annual cost savings is expected to approximate $500,000. The Company does not expect to open any new branches during 2009.

Strong capital position

The federal bank regulatory agencies have established certain capital requirements for banks. To be considered “well capitalized” under these federal bank regulatory guidelines, the Company needed to have $62,751,000 (5%) of tier 1 regulatory capital at December 31, 2008. The Company had $157,944000 (12.6%) of tier 1 regulatory capital on this date, more than twice needed to be considered “well capitalized” by the federal bank regulatory agencies. These agencies have also set two other regulatory capital guidelines, tier 1 capital as a percentage of risk weighted assets and total regulatory capital as a percentage of risk weighted assets. The Company’s capital ratios in both of these categories also exceed the amount needed to be considered “well-capitalized” by the regulatory agencies. Common equity per common share and common tangible equity per common share at December 31, 2008 was $12.22 and $9.64, respectively. At this same date the Company’s total capital ratio and tangible capital ratio were 13.4% and 11.0%, respectively.

Loan portfolio mix, credit quality and allowance for loan losses

Management has continued to aggressively monitor credit risk and potential losses in the Company’s loan portfolio, in light of the current real estate environment in Florida. During the current quarter, the Company took a charge of $2,637,000 to loan loss provision (expense) and charged-off (net of recoveries) $1,571,000, or 0.18% of average loans outstanding during the quarter. The Company’s allowance for loan losses was $13,335,000 at December 31, 2008 compared to $12,269,000 at September 30, 2008, an increase of $1,066,000. This increase is a result of a $332,000 increase in our general loan loss allowance plus a $734,000 increase in our specific loan loss allowance. The increase in our general allowance is primarily due to changes in the loan portfolio mix, changes in our historical charge-off rates and the increase in our loan portfolio. Our specific allowance is the result of specific allowance analyses prepared for each of our impaired loans. The increase in our specific allowance is the result of the change in the mix and evaluation of impaired loans net of related charge-offs taken during the period. The allowance for loan losses as a percentage of loans outstanding was 1.49% as of December 31, 2008 compared to 1.40% as of September 30, 2008. Management believes the Company’s allowance for loan losses was adequate at December 31, 2008. However, management recognizes that many factors can adversely impact various segments of our market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.

The table below summarizes the changes in our allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)

(amounts are in thousands $)

as of or for the quarter ending	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Allowance at beginning of period	$12,269	$11,599	$11,258	$10,828	$9,903

Charge-offs	(1,587)	(1,120)	(1,185)	(298)	(693)
Recoveries	16	26	11	124	13

Net charge-offs	(1,571)	(1,094)	(1,174)	(174)	(680)
Provision for loan losses	2,637	1,764	1,515	604	1,605

Allowance at end of period	$13,335	$12,269	$11,599	$11,258	$10,828

Eighty-four percent (84%) of the Company’s loans are collateralized by real estate, 9% are commercial non real estate loans and the remaining 7% are consumer non real estate loans. The loans collateralized by real estate are further delineated as follows.

Residential real estate loans: These are single family home loans originated within the Company’s local market areas by employee loan officers. The Company does not use loan brokers to originate loans for its own portfolio, nor does it acquire loans outside of its own markets. The size of this portfolio is $223,290,000 representing approximately 25% of the Company’s total loans. Within this category there are approximately $2,121,000 non performing (non accrual) loans (15 loans) as of December 31, 2008.

Commercial real estate loans: This is the largest category ($434,488,000) of the Company’s loan portfolio representing approximately 49% of total loans. This category, along with commercial non real estate lending, is the Company’s primary business. There is no significant concentration by type of property in this category but there is a geographical concentration such that the properties are all located in Central Florida. The borrowers are a mix of professionals, doctors, lawyers, and other small business people. Approximately 50% of these loans is owner occupied. Within this category there are approximately $10,626,000 non performing (non accrual) loans (25 loans) as of December 31, 2008.

Construction, development and land loans: The Company has no construction or development loans with national builders. We do business with local builders and developers that have typically been long time customers. This category represents approximately 10% ($92,475,000) of the Company’s total loan portfolio. Of this amount, approximately $32,719,000 is construction loans and $59,756,000 is land development, lots, and other land loans. Approximately 29% of the construction loans are single family home construction, and 71% are commercial construction. Within the total of this category ($92,475,000) there are approximately $6,220,000 non performing (non accrual) loans (18 loans) as of December 31, 2008. Of this amount, approximately $1,638,000 relates to residential construction (4 spec single family houses), $1,448,000 relates to 18 developed residential building lots, and the remaining $3,134,000 relates to land other than developed building lots.

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)

At quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Real estate loans
Residential	$223,290	$221,546	$211,602	$209,591	$209,186
Commercial	434,488	426,268	409,131	389,316	385,669
Construction, development and land loans	92,475	90,270	91,514	95,700	108,615

Total real estate loans	750,253	738,084	712,247	694,607	703,470
Commercial	80,523	78,115	78,279	77,495	78,231
Consumer and other loans	61,939	60,882	59,316	62,493	60,687

Total loans before unearned fees and costs	892,715	877,081	849,842	834,595	842,388
Unearned fees and costs	(714)	(774)	(784)	(852)	(983)

Total loans	$892,001	$876,307	$849,058	$833,743	$841,405

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans as a percentage of total loans were 2.23% at December 31, 2008, compared to 1.49% at September 30, 2008.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (b) other repossessed assets that are not real estate), were $24,835,000 at December 31, 2008, compared to $16,343,000 at September 30, 2008. Non performing assets as a percentage of total assets was 1.86% at December 31, 2008, compared to 1.32% at September 30, 2008.

The largest component of non performing loans is non accrual loans, which as of December 31, 2008 totaled $19,863,000 (74 loans). This amount is further delineated by loan category as follows:

Non accrual loans at 12/31/08 (in thousands of dollars)	Aggregate loan amounts	% of non accrual by category	Number of loans

Residential real estate	$2,121	11%	15
Commercial real estate	10,626	54%	25
Construction, development, land	6,220	31%	18
Commercial	808	4%	10
Consumer and other	88	—%	6

Total	$19,863	100%	74

OREO at December 31, 2008 was $4,494,000, which represented nineteen single family homes ($2,539,000), seven residential lots ($668,000), four parcels of unimproved land ($498,000), four mobile homes with land ($302,000), and five commercial real estate properties ($487,000).

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands

(unaudited)

As of or for the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Non accrual loans	$19,863	$12,943	$10,385	$9,101	$3,797
Past due loans 90 days or more And still accruing interest	50	155	68	2,345	277

Total non performing loans	19,913	13,098	10,453	11,446	4,074
Other real estate owned (“OREO”)	4,494	2,897	2,270	792	583
Repossessed assets other than real estate	428	348	366	236	170

Total non performing assets	$24,835	$16,343	$13,089	$12,474	$4,827
Non performing loans as a percentage of total loans	2.23%	1.49%	1.23%	1.37%	0.48%
Non performing assets as a percentage of total assets	1.86%	1.32%	1.07%	1.00%	0.40%
Net charge-offs (recoveries)	$1,571	$1,094	$1,174	$174	$680
Net charge-offs as a percentage of average loans for the period	0.18%	0.13%	0.14%	0.02%	0.08%

Impaired loans (SFAS No. 114)	$24,191	$21,637	$19,523	$18,947	$11,803
Non impaired loans (SFAS No. 5)	867,810	854,670	829,535	814,796	829,602

Total loans	$892,001	$876,307	$849,058	$833,743	$841,405
Allowance for loan losses as a percentage of period end loans:
Impaired loans (SFAS No. 114)	7.44%	4.92%	5.97%	6.33%	6.88%
Non impaired loans (SFAS No. 5)	1.33%	1.31%	1.26%	1.23%	1.21%

Total loans	1.49%	1.40%	1.37%	1.35%	1.29%

Deposit activity

During the current quarter, deposits increased by $34,488,000, or 3.6%, and by $21,180,000, or 2.2% during the year ended December 31, 2008. This growth occurred in non time deposits (core deposits) as reflected by the Company total time deposits as a percentage of total deposits. This ratio was 49% at December 31, 2008, compared to 51% at September 30, 2008 and compared to 55% at December 31, 2007. The tables below summarize the deposit mix over the most recent five quarter ends.

Deposit mix (in thousands of dollars)

At quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Checking accounts
Non interest bearing	$141,229	$147,154	$159,176	$172,711	$159,089
Interest bearing	143,510	137,694	147,421	148,155	135,442
Savings deposits	84,837	76,035	68,538	57,824	49,127
Money market accounts	137,530	107,545	112,163	107,496	93,076
Time deposits	486,694	490,884	477,029	518,911	535,886

Total deposits	$993,800	$959,312	$964,327	$1,005,097	$972,620

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)

Amounts in thousands of dollars

At quarter ended:	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007
Cash and due from banks	$19,702	$32,818	$33,784	$36,279	$30,293
Fed funds sold	57,850	38,411	36,671	81,585	42,155
Investments	252,080	176,085	193,449	192,773	199,434
Loans	892,001	876,307	849,058	833,743	841,405
Allowance for loan losses	(13,335)	(12,269)	(11,599)	(11,258)	(10,828)
Premises and equipment, net	61,343	60,010	58,093	56,559	55,458
Goodwill	28,118	28,118	28,118	28,118	28,118
Core deposit intangible	3,948	4,137	4,330	4,525	4,725
Bank owned life insurance	10,115	10,020	9,990	9,823	9,728
Other assets	21,321	21,085	20,316	16,452	16,942

TOTAL ASSETS	$1,333,143	$1,234,722	$1,222,140	$1,248,599	$1,217,430

Deposits	$993,800	$959,312	$964,327	$1,005,097	$972,620
Other borrowings	153,683	119,228	101,348	85,505	88,146
Other liabilities	6,495	7,216	7,771	8,015	8,382
Preferred stockholders’ equity	26,787	—	—	—	—
Common stockholders’ equity	152,378	148,966	148,694	149,982	148,282

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,333,143	$1,234,722	$1,222,140	$1,248,599	$1,217,430

Condensed Consolidated Average Balance Sheets (unaudited)
Amounts in thousands of dollars

At quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Investments, fed funds, and other	$262,666	$217,338	$253,513	$274,165	$245,580
Loans	889,367	861,786	838,915	834,971	840,297
Allowance for loan losses	(12,914)	(11,759)	(11,429)	(10,896)	(10,001)
All other assets	147,961	141,707	137,878	138,754	136,860

TOTAL ASSETS	$1,287,080	$1,209,072	$1,218,877	$1,236,994	$1,212,736

Deposits- interest bearing	$846,550	$803,980	$815,623	$826,334	$815,691
Deposits- non interest bearing	143,385	147,255	154,769	163,515	175,364
Other borrowings	122,620	101,067	89,881	88,311	63,976
Other liabilities	6,253	7,556	8,289	8,552	10,050
Stockholders’ equity	168,272	149,214	150,315	150,282	147,655

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,287,080	$1,209,072	$1,218,877	$1,236,994	$1,212,736

Non interest income and non interest expense

The table below summarizes the Company’s non interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)

Amounts in thousands of dollars

For the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Service charges on deposit accounts	$1,255	$1,131	$1,018	$1,086	$1,187
Commissions from bond sales	1,412	—	—	—	—
Commissions from mortgage broker activities	30	7	29	21	31
Commissions from sale of mutual funds and annuities	76	145	173	109	146
Debit card and ATM fees	269	271	274	261	246
Loan related fees	108	96	91	107	103
BOLI income	95	100	97	95	87
Gain (loss) on sale of investments	426	197	(6)	44	5
Other service charges and fees	101	60	68	78	58

Non interest income – subtotal	$3,772	$2,007	$1,744	$1,801	$1,863
Sale of bank branch office real estate	—	—	1,483	—	—
Sale of bank shell	—	—	—	—	1,000

Total non interest income	$3,772	$2,007	$3,227	$1,801	$2,863

The revenue category “commissions earned on bond sales” ($1,412,000) listed in the table above is new for the Company beginning in the fourth quarter of this year. This revenue source is related to the Company’s new correspondent banking division discussed above. This division is also the reason for the increase in “employee salaries and wages” category listed in our non interest expense table below.

The table below summarizes the Company’s non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)

Amounts in thousands of dollars

For the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Employee salaries and wages	$4,946	$4,123	$4,113	$3,990	$3,885
Employee incentive/bonus compensation	(29)	116	287	389	98
Employee stock option expense	102	102	107	91	104
Deferred compensation expense	137	—	—	—	—
Health insurance and other employee benefits	383	376	475	509	543
Payroll taxes	325	276	279	329	262
Other employee related expenses	230	239	228	232	230
Incremental direct cost of loan origination	(192)	(224)	(245)	(210)	(225)

Total salaries, wages and employee benefits	$5,902	$5,008	$5,244	$5,330	$4,897

Occupancy expense	993	1,067	1,025	1,058	1,016
Depreciation of premises and equipment	778	617	606	589	604
Supplies, stationary and printing	206	164	183	190	191
Marketing expenses	447	378	261	273	302
Data processing expenses	261	265	317	298	382
Legal, auditing and other professional fees	342	335	305	263	375
Bank regulatory related expenses	579	250	217	184	147
Postage and delivery	99	90	88	90	88
ATM and debit card related expenses	190	182	183	169	168
Amortization of CDI	189	193	196	199	230
Loss on sale of repossessed real estate (“OREO”)	29	22	—	—	—
Valuation write down of repossessed real estate (“OREO”)	219	190	25	—	—
Loss (gain) on repossessed assets other than real estate	48	38	37	2	(8)
Foreclosure and repossession related expenses	149	100	77	70	37
Internet and telephone banking	100	86	88	85	78
Operational write-offs and losses	105	39	105	43	135
Correspondent account and Federal Reserve charges	65	62	70	66	62
Conferences, seminars, education and training	37	52	63	71	45
Director fees	92	82	68	79	62
Other expenses	526	393	402	348	439

Total non interest expense	$11,356	$9,613	$9,560	$9,407	$9,250

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with 37 locations in nine counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Stifel Nicolaus (866-780-7926), Michael Acampora, at Raymond James (800-363-9652), or Dudley Stephens, at Burke Capital Markets (404-446-1800). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,”

“anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.